                                                                   EXHIBIT 99(h)




Key Bank USA, National Association               JPMorgan Chase Bank,
127 Public Square                                  as Indenture Trustee
Cleveland, Ohio 44114-1306                       4 New York Plaza, 6th Floor
                                                 New York, New York 10004-2477

JPMorgan Chase Bank,                             Ambac Assurance Corporation
  formally known as Bank One, National             as Securities Insurer
  Association                                    One State Street Plaza
227 West Monroe, 26th Floor                      New York, New York 10004
Chicago, Illinois 60670


                         INDEPENDENT ACCOUNTANT'S REPORT
                      FOR KEYCORP STUDENT LOAN TRUST 2002-A

We have examined management's assertion, included in the accompanying report titled Report of Management that except for noncompliance with sections 5.05 and
5.06 of the KeyCorp Student Loan Trust 2002-A Sale and Servicing Agreement, Key Bank USA, National Association (KBUSA), a wholly owned subsidiary of KeyCorp, complied with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and
5.08 of the KeyCorp Student Loan Trust 2002-A Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 2002-A Administration Agreement (collectively, the "Agreements") as of December 31, 2003 and December 31, 2002 and for the year ended December 31, 2003 and for the period from September 1, 2002 to December 31, 2002. Management is responsible for KBUSA's compliance with those requirements. Our responsibility is to express an opinion on management's assertion about KBUSA's compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about KBUSA's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that in accordance with
Section 5.05 of the Sale and Servicing Agreement, our examination assumed the accuracy of reports prepared by KBUSA's student loan processor. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on KBUSA's compliance with the specified requirements.

In our opinion, assuming the accuracy of reports prepared by KBUSA's student loan processor, management's assertion that except for noncompliance with sections 5.05 and 5.06 of the Agreements, KBUSA complied with the aforementioned requirements as of December 31, 2003 and December 31, 2002 and for the year ended December 31, 2003 and for the period from September 1, 2002 to December 31, 2002, is fairly stated, in all material respects.

                                                /s/ Ernst & Young LLP

March 2, 2004

Cleveland, Ohio

                             Management's Assertion
                              Report of Management


We, as members of management of Key Bank USA, National Association (KBUSA), a wholly owned subsidiary of KeyCorp, are responsible for complying with sections 4.04, 4.08(a), 4.08(b), 4.08(c), 5.05, 5.06, 5.07 and 5.08 of the KeyCorp
Student Loan Trust 2002-A Sale and Servicing Agreement and sections 1.(a)(xx), 1.(b)(iii), 2 and 3 of the KeyCorp Student Loan Trust 2002-A Administration Agreement (collectively, the "Agreements"). The Agreements were filed with the Securities and Exchange Commission on a Form 8-K on October 11, 2002, as exhibit
4.3 and 99.1. We have performed an evaluation of KBUSA's compliance with the minimum servicing standards as set forth in the Agreements as of December 31, 2003 and December 31, 2002 and for the year ended December 31, 2003 and for the period from September 1, 2002 to December 31, 2002. Based on this evaluation, we assert that during the year ended December 31, 2003 and during the period from September 1, 2002 to December 31, 2002, KBUSA complied, in all material respects, with the Agreements, except as described below.

CONDITION - The distribution cross-over priority was not properly administered, delaying the achievement of parity for Group II and overstating the required Reserve Account balance, therefore causing noncompliance with sections 5.05 and
5.06 of the Agreements.

CRITERIA - Cash received in excess of contractual obligations for each Group I and Group II is made available to the other group to meet its obligations and to reach or retain parity. Parity is desirable to insure adequate collateral in support of the Investors' Note balances. Proper Reserve Account balances also provide assurance to Investors.

EFFECT - Contractual obligations to all Investors were met. Group II should have received additional principal distributions, but instead received interest on a higher Note balance. Group I received accelerated principal payments.

REMEDIATION - All required adjustments were completed with the February 2004 distribution, eliminating noncompliance issues, securing parity for both groups and properly aligning the Reserve Account balances.



                                           /s/ Darlene H. Dimitrijevs, CPA
                                           Senior Vice President




March 2, 2004